Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

Los Angeles, CA (August 16, 2010) – 1st Century Bancshares, Inc. (NASDAQ: FCTY), the holding company of 1st Century Bank, N.A. (the "Bank"), announced that the Company's Board of Directors authorized the purchase of up to $2.0 million of its common stock, which represents approximately 606,000 shares based on its common stock closing price as of August 13, 2010, or approximately 6.5% of the total common shares outstanding as of June 30, 2010.

"This repurchase program reflects our continuing belief in the long-term value of our Company," said Alan I. Rothenberg, Chairman and CEO of 1st Century Bancshares, Inc.  "In these uncertain economic times, we strongly believe there is considerable value in our common stock, which is currently trading at a substantial discount to our book value.  Our capital ratios remain more than double the regulatory requirements to be considered ‘well capitalized’, with the Bank’s total risk based capital ratio of 22.9% at June 30, 2010.  Assuming that all $2.0 million was utilized to purchase our common stock at June 30, 2010, our total risk based capital ratio would have been 21.8%, keeping the Bank more than the double the ‘well capitalized’ regulatory threshold of 10.0%."

Shares may be repurchased by the Company in open market purchases or in privately negotiated transactions as permitted under applicable rules and regulations. Repurchases of common stock may also be made through a 10b-18 plan.  The repurchase program may be modified, suspended or terminated by the Board at any time without notice. The extent to which the Company repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the Nasdaq Capital Market under the symbol “FCTY.”  The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is a full service business bank headquartered in the Century City area of Los Angeles. The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank.  The Company maintains a website at www.1stcenturybank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our current expectations and speak only as of the date hereof.  Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a further decline in economic conditions, (3) increased competition among financial service providers, (4) government regulation; and (5) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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